EXHIBIT 99.01 – PRESS RELEASE

BLASTGARD INTERNATIONAL, INC. APPOINTS
KEITH BRILL AND SOLOMON MAYER TO ITS BOARD OF DIRECTORS

New York, NY & Tampa, FL – October 28, 2011 – BlastGard International, Inc. (OTCBB: BLGA) is pleased to announce and welcomes the appointments of Keith P. Brill and Solomon Mayer to its Board of Directors, effective October 25, 2011.

Keith P. Brill is a financial executive and management consultant with comprehensive experience in financial management and analysis, operational effectiveness, and IT finance. He is the Managing Director of The Brill Group, LLC, a strategy and management consulting firm established in 2011, that provides corporate finance and operations advisory services.  Mr. Brill is also a member of the Board of Directors of Liberty Star Uranium & Metals Corp. (OTCBB: LBSR) and Ironwood Gold Corp. (OTCBB: IROG), positions he has held since December, 2009 and August, 2011, respectively.  In 2010, he was the CFO / CIO of AmTrust Realty Corp., a New York-based commercial real estate firm.  From 2006 to 2009, Mr. Brill was a financial and IT consultant with PA Consulting Group, Inc., a leading global consulting firm, working in both its Financial Services and Information Technology Practices.  He has provided multinational Fortune 500 companies with consulting advice on topics including cost reduction, IT outsourcing, regulatory compliance, and performance benchmarking. Mr. Brill received an International Master of Business Administration (IMBA) from the Moore School of Business, University of South Carolina in May 2005. He graduated from the South Carolina Honors College, University of South Carolina in May 2003 with a Bachelor of Science, magna cum laude, major in Economics and Finance, minor in Spanish.

Mr. Solomon Mayer has been President and CEO of Mooney Aviation Company since 1999, which was founded in 1929 and has delivered more than 11,000 aircraft worldwide. Mr. Mayer has held various executive level positions, and has successfully overseen several businesses from conception through profitability. He is a senior business executive with expertise in business relations, sales and marketing, corporate management and enterprise financial path growth and operation, purchasing and negations for multi-million dollar businesses and organizations in diverse industries both nationally and internationality. Mr. Mayer serves on the board of directors and is President of Chai Lifeline, and is a board member of Mishkon and Laniado Hospital, organizations dedicated to assisting profoundly ill children. He is Vice President of International Medical Search Co., a non-profit medical referral organization. He also serves on the board of directors of Mooney Airplane Corporation, Premier Store Fixtures and Supreme Construction and Development.

Commenting on the new appointments, Michael Gordon, BlastGard’s CEO stated, "Keith Brill's financial expertise and numerous contacts in the financial arena and Solomon Mayer’s extensive experience in international connections with governments and private industry will both prove to be of great benefit to both BlastGard International and HighCom Security. As active board members, Messrs. Brill’s and Mayer’s guidance will be invaluable to the continued growth of the Company, especially as we continue to examine and pursue new strategic opportunities. We consider this new opportunity to work closely with them as a significant step forward for BlastGard International.”

About BlastGard International, Inc.
BlastGard International, Inc., doing business as BlastGard Defense Group, manufactures and markets proprietary blast mitigation materials through BlastGard International and designs, manufactures and distributes a unique range of leading security products and personal protective gear through HighCom Security. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology can be used to create new, finished products or be used to retrofit to existing products. BlastGard's core market focus is on blast effects mitigation for the commercial sector, military, law enforcement and government agencies. HighCom provides a wide range of security products and personal protective gear (including tactical armor) that are tailored and offer protection solutions to specific customer requirements. Given the equipment and ballistic protection solutions provided by HighCom, compliance with the U.S. Department of Commerce, U.S. Department of State, U.S. Department of the Treasury and all other governmental agencies' regulations is a high priority. HighCom has sold its products in the defense and law enforcement sectors and is known for innovative technology, exceptional customer service and superior quality performance. Additional information on BlastGard Defense Group’s companies can be found at http://www.blastgardintl.com; http://www.highcomsecurity.com; and http://highcomonline.com.

“Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:
BlastGard International, Inc.
Michael J. Gordon
mgordon@blastgardintl.com
mgordon@highcomsecurity.com
(727) 592-9400